STOCK PURCHASE AGREEMENT

     This Agreement dated as of this 29th day of October, 1996 ("Agreement"), by and among Social Expressions Acquisition Corporation, a Delaware corporation (hereinafter called "Purchaser"), AGP and Company, Inc., a New Jersey corporation (hereinafter called "AGP") and Robmar Corporation, a Delaware corporation (hereinafter called "Robmar").

                         W I T N E S S E T H   T H A T:

     WHEREAS, AGP is the owner of all of the issued and outstanding shares of the capital stock of Robmar, which, in turn, is the owner of all of the issued and outstanding shares of the capital stock of TMC Group, Inc. ("TMC"), a Delaware corporation; and

     WHEREAS, AGP, Purchaser and certain other persons and entities have entered into a Settlement Agreement, dated October 1, 1996 (the "Settlement Agreement"), which provides for the sale of TMC to Purchaser; and

     WHEREAS, AGP and Robmar desire to sell all of the issued and outstanding shares of TMC to Purchaser, and Purchaser desires to purchase such shares from Robmar, on the terms and conditions hereinafter set forth,

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Settlement Agreement, Purchaser, AGP and Robmar hereby agree as follows:

     1. Sale and Purchase of Shares: At the Closing (as hereinafter defined), in reliance upon the representations and warranties of Purchaser and subject to the fulfillment by Purchaser of the conditions to be fulfilled by Purchaser prior to or at the Closing, Robmar agrees to sell, assign, transfer and deliver to Purchaser, and AGP agrees to cause Robmar to sell, assign, transfer and deliver to Purchaser, for the consideration described in Section 3 hereof, all of the issued and outstanding shares of the capital stock of TMC on the date of Closing (the "Shares"). Purchaser, in reliance upon the representations and warranties of AGP and Robmar and subject to the fulfillment by AGP and Robmar of the conditions to be fulfilled by them prior to or at the Closing, agrees to purchase the Shares from Robmar for the consideration specified in such Section 3 hereof, to be paid as provided in such Section 3.

     2. Purchase Price: The purchase price of the Shares ("Purchase Price") shall be as set forth hereinafter in Section 3.

     3. Payment of Purchase Price: Purchaser shall deliver to Robmar the following in payment for the Shares:

          a. Purchaser has entered into agreements to become a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (a "Public Company") on or before the Closing. Provided that Purchaser is a Public Company on or before the date of Closing, the Purchase Price shall consist of (i) a number of shares of Purchaser's voting common stock ("Common Stock") having an aggregate value of $2,500,000, and (ii) a royalty in the amount of 0.75% of TMC's annual net collected revenues (as defined below), paid quarterly, in arrears, for a period of three (3) years commencing with the date of Closing. The precise number of such shares to be delivered to Robmar at the Closing shall be calculated by dividing $2,500,00 by the average of the closing bid and asked prices of the Common Stock during the last ten trading days immediately preceding the Closing.

          b. In the event that Purchaser is not a Public Company on the date of Closing, then the Purchase Price shall consist of (i) Purchaser's 10% subordinated note maturing ten (10) years from the date of Closing (the "Note") in an aggregate principal amount of $2,500,000, and (ii) a royalty payment equal to 1.5% of TMC's annual net collected revenues (defined as gross cash revenues from product sales less returns, discounts and allowances), paid quarterly, in arrears, for a period of three (3) years commencing with the date of Closing, one-half (1/2) of which shall reduce the principal amount otherwise due and owing on the Note. The Note shall be in the form set forth in Exhibit A, attached hereto and made a part hereof. The Purchaser shall retain the right to redeem the Note in exchange for the issuance of shares of its Common Stock at the time it becomes a Public Company. In the event that Purchaser does not redeem the Note at such time, Robmar shall have the right to immediately convert the Note in exchange for shares of Purchaser's Common Stock. Upon such redemption or exercise by Robmar of its right described in the preceding sentence, Purchaser shall issue a number of shares of its Common Stock having


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

an aggregate value equal to the then outstanding principal amount of the Note and any accrued interest (the "Amount"). The precise number of such shares to be delivered to Robmar shall be calculated by dividing the Amount by the average of the closing bid and asked prices of the Common Stock during the last ten trading days immediately preceding the date of such redemption or conversion by Robmar.

          c. In the event that Purchaser fails to make any required royalty payment when due pursuant to this Section 3, any and all proxies previously delivered by AGP with respect to shares of the capital stock of Purchaser shall be null and void during the period of any such non-payment. Upon payment of the required royalty fee, such proxies shall be immediately effective again. Notwithstanding the above, in the event that Purchaser fails to make the first required royalty payment when due, the proxies given by AGP will remain in effect, as long as Purchaser has taken no action which requires a vote of its shareholders prior to Purchaser's making the required payment in full. Purchaser shall use its best efforts to make all royalty payments on a timely basis.

     4. Closing Transfer:

          a. Closing hereunder shall take place at 10:00 a.m. local time on the first business day after receipt of approval of this Agreement by the shareholders of AGP, but in no event later than February 1, 1997, time being of the essence, unless all parties hereto mutually agree, in a signed writing, upon a different time and date ("Closing Date"). Closing shall take place at the office of Hall, Dickler, Kent, Friedman & Wood, 909 Third Avenue, New York, New York, unless the parties hereto mutually agree, in writing, upon a different place of Closing.

          b. At Closing, Robmar and AGP shall deliver to Purchaser the following:

               (I) The certificate or certificates representing all of the issued and outstanding shares of TMC together with stock powers relating thereto, duly executed in blank.

               (II) The minute books, stock books and corporate seal of TMC.


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

              (III) A certified copy of resolutions of the Board of Directors and shareholders of AGP, and a certified copy of resolutions of the Board of Directors and the sole shareholder of Robmar, approving and authorizing the execution, delivery and performance of this Agreement by AGP and Robmar (and all other documents to be executed and delivered by AGP and Robmar in connection herewith) and the consummation of the transaction contemplated hereunder.

               (IV) Good standing certificates of AGP (from the Secretary of
                    State of New Jersey) and of Robmar and TMC (from the Secretary of State of Delaware).

          c. At Closing, Purchaser shall deliver to Robmar the following:

               (I) Either the appropriate number of shares of the Common Stock of Purchaser described in Section 3(a) or, in the alternative, the Note, as described in Section 3(b).

               (II) A certified copy of resolutions of the Board of Directors of
                    Purchaser approving and authorizing the execution, delivery and performance of this Agreement by Purchaser (and all other documents to be executed and delivered by Purchaser in connection herewith) and the consummation of the transaction contemplated hereunder.

     5. Settlement Agreement: The parties hereto expressly acknowledge and agree that their rights and obligations under the Settlement Agreement, attached hereto as Exhibit B, the terms of which are hereby incorporated by reference as if fully set forth herein, are hereby reaffirmed and that this Stock Purchase Agreement has been prepared in full conformity with such Settlement Agreement.


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

     6. Representations, Warranties and Covenants of AGP and Robmar: AGP and Robmar warrant, represent and covenant to Purchaser as follows:

          a. AGP is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and Robmar and TMC are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. AGP and Robmar further represent and warrant that AGP, Robmar and TMC each, respectively, has all requisite legal and corporate power and authority to own and utilize its respective properties and to carry on its respective business and operations as currently conducted (and as the same shall be conducted on the Closing Date) in all material respects.

          b. The Boards of Directors of AGP and Robmar have duly and validly authorized the execution, delivery and performance by AGP and Robmar of this Agreement (and all such other documents to be executed, delivered and/or performed by them in connection herewith), and this Agreement (and all such other documents) are valid and binding upon AGP and Robmar and enforceable against them in accordance with their respective terms.

          c. Neither the execution nor the delivery of this Agreement by AGP or Robmar, nor the consummation of the transaction contemplated hereunder, will conflict with or will result in a violation or breach of any term or provision of, or constitute an event of default or acceleration under (assuming the passage of time and/or the giving of notice) the respective Articles of Incorporation or By-laws of AGP, Robmar and TMC, or any law, regulation, order, permit, license or decree or any agreement to which AGP, Robmar or TMC is a party or subject, or will result in the imposition of any lien, encumbrance or charge upon any of the assets or properties of AGP, Robmar or TMC or give any third party the right to terminate, amend or renegotiate any material agreement to which AGP, Robmar or TMC is a party. No consent of any third party is required to authorize the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereunder by AGP or Robmar except for the approval of the shareholders of AGP.


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

          d. No representation or warranty of AGP or Robmar made herein, or in any exhibit, document, certificate or schedule required to be furnished hereunder, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make any statement of fact contained herein or therein not materially misleading.

          e. Robmar is the owner of 48,850 shares of the Class A Common Stock, par value $1.00 per share, of TMC and 93,900 shares of the Class B Common Stock, par value $1.00 per share, of TMC, such shares constituting all of the issued and outstanding shares of the capital stock of TMC. Robmar has good and marketable title to such shares, and there are no liens, claims, options, proxies, charges or encumbrances whatsoever affecting such shares or the ability of Robmar or AGP to sell such shares to Purchaser. At the Closing, Purchaser shall acquire good and marketable title to such shares, free and clear of all liens, claims, options, proxies, charges and encumbrances whatsoever.

          f. Illuminations, Inc. and The Wedding Company, Inc. are subsidiaries of TMC.

          g. In addition to AGP's obligations pursuant to Section 3.3(b) of the Settlement Agreement, AGP and its directors and officers will use their best efforts to obtain the requisite approval by the shareholders of AGP of this Agreement.

     7. Representations and Warranties of Purchaser: Purchaser warrants and represents to AGP and Robmar as follows:

          a. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          b. The Board of Directors of Purchaser has duly and validly authorized the execution, delivery and performance by Purchaser of this Agreement (and all other documents to be executed, delivered and/or performed by Purchaser in connection herewith), and this Agreement (and all such other documents) are valid and binding upon Purchaser and enforceable against Purchaser in accordance with their respective terms.


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

          c. Neither the execution nor the delivery of this Agreement by Purchaser, nor the consummation of the transaction contemplated hereunder, will conflict with or will result in a violation or breach of any terms or provisions of, or constitute an event of default or acceleration under (assuming the passage of time and/or the giving of notice) the Articles of Incorporation or By-laws of Purchaser, or any law, regulation, order, permit, license or decree or any agreement to which Purchaser is a party or subject, or will result in the imposition of any lien, encumbrance or charge upon any of the assets or properties of Purchaser, or give any third party the right to terminate, amend or renegotiate any material agreement to which Purchaser is a party. No consent of any third party is required to authorize the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereunder by Purchaser.

          d. No representation or warranty of Purchaser made herein, or in any exhibit, document, certificate or schedule required to be furnished hereunder, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make any statement of fact contained herein or therein not materially misleading.

     8. Conditions Precedent to Purchaser's Closing: The obligation of Purchaser to close this transaction is hereby conditioned upon the fulfillment at or prior to the Closing of the following conditions, unless waived in writing, in whole or in part, by Purchaser:

          a. All representations and warranties of AGP and Robmar made herein shall be true and correct in all material respects as of the Closing Date as though made on such date.

          b. AGP and Robmar shall have fully complied in all material respects with all of the terms, covenants and obligations to be performed by them at or prior to the Closing Date pursuant to the terms of this Agreement and the Settlement Agreement.

          c. Receipt of the requisite approval from the shareholders of AGP in accordance with applicable law and AGP's Articles of Incorporation and By-laws.

     9. Conditions Precedent to AGP's and Robmar's Closing: The obligation of AGP and Robmar to close this transaction is hereby conditioned upon the fulfillment at or prior to the Closing of the following conditions, unless waived in writing, in whole or in part, by AGP and Robmar:

          a. All representations and warranties of Purchaser made herein shall be true and correct in all material respects as of the Closing Date as though made on such date.

          b. Purchaser shall have fully complied in all material respects with all of the terms, covenants and obligations to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement and the Settlement Agreement.

          c. Receipt of a fairness opinion from Nutmeg Securities, which shall state that the consideration to be received by Robmar for the Shares pursuant to this Agreement is fair from a financial point of view and which shall be received no later than the date on which AGP is first able to mail to its shareholders the proxy materials to be used in connection with seeking approval by AGP's shareholders of this Agreement.

          d. Receipt of the requisite approval from the shareholders of AGP in accordance with applicable law and AGP's Articles of Incorporation and By-laws.

     10. Survival of Representations and Warranties:

          All of the respective representations and warranties made by AGP, Robmar and Purchaser herein shall survive the Closing for a period of two (2) years thereafter.

     11. Registration Rights and Lock-Up Agreement.

          a. Definitions. For purposes of this Section 11, the following terms shall have the following meanings:

          (i) "Holder" shall mean Robmar and its Permitted Assignee.

          (ii) "Mandatory Registration Rights Period" shall mean the period commencing 12 months and 1 day after the Closing Date and ending on a date which is 24 months after the Closing Date.

          (iii) "Permitted Assignee" shall mean AGP.

          (iv) "Piggyback Registration Rights Period" shall mean the period commencing on the Closing Date and ending on a date which is 12 months after the Closing Date.


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

          (v) "Registerable Securities" and "Registerable Shares" shall mean all shares of Common Stock which are (i) issued to Robmar and (ii) continue to be held by Robmar or its Permitted Assignee.

          (vi) "SEC" shall mean the Securities and Exchange Commission.

          (vii) "1933 Act" shall mean the Securities Act of 1933, as amended.

          b. Piggyback Registration Rights.

          (i) If, during the Piggyback Registration Rights Period, Purchaser files a registration statement on any SEC Form other than Form S-4 or Form S-8 (or their respective successors) under the 1933 Act in which any shares of Common Stock other than Registerable Shares are to be sold, Purchaser will, prior to such filing, give written notice to the Holder (at its last known business address) of its intention to do so and, upon the written request of the Holder given within 10 business days after Purchaser provides such notice, Purchaser shall use its best efforts to cause all Registerable Securities which Purchaser has been requested to register by the Holder to be included in such registration statement; provided, however, that if such registration statement pertains to an underwritten offering, then Purchaser shall have the right to postpone or withdraw any registration effected pursuant to this Section 11(b) without obligation to the Holder upon the advice of the managing underwriter that such postponement or withdrawal is in the best interests of Purchaser.

          (ii) In connection with any offering under this Section 11(b) involving an underwriting, Purchaser shall not be required to include any Registerable Shares in such underwriting unless the Holder accepts the terms of the underwriting as agreed upon by Purchaser and the underwriter or underwriters selected by Purchaser (including, without limitation, terms regarding indemnification by selling shareholders and representations of selling shareholders). If in the opinion of the managing underwriter the registration of all or part of the Registerable Shares which the Holder has requested to be included could adversely affect such public offering, then Purchaser shall be required to include in the underwriting and in such registration statement only that number of Registerable Shares, if any, which the managing underwriter believes may be sold without causing such adverse effect. It is understood that no such reduction shall be made with respect to any securities offered by Purchaser for its own account.

          (iii) In the case of any registration effected pursuant to this
     Section 11(b), the Holder shall bear (a) its pro rata portion of any underwriting discounts and commissions, (b) the fees and costs of its own counsel if such counsel is other than Purchaser's counsel, (c) all blue sky filing fees and related expenses incurred in connection with the Holder's desire to sell the Registerable Shares in any state where Purchaser does not intend to sell pursuant to such registration statement and (d) Holder's pro rata portion of any other offering expenses if required by the securities laws of any state in which the Holder desires to sell the Registerable Shares.

          (iv) It is understood that Purchaser shall not be required to file more than one registration statement pursuant to this Section 11(b).

          c. Mandatory Registration.

          (i) If, at any one time and only one time during the Mandatory Registration Rights Period, the Holder shall give notice to the Purchaser requesting that Purchaser file with the SEC under the 1933 Act a registration statement relating to fifty percent (50%) or more of the Registerable Shares issued to Robmar pursuant to this Agreement, Purchaser shall as expeditiously as possible file (subject to Section 11(c)(iv)) and use its best efforts to cause to become effective under the 1933 Act a registration statement covering such number of Registerable Shares as the Purchaser has been requested to register for disposition by the Holder or to the extent required to permit the public sale or other public disposition thereof for a period of up to nine months by the Holder.

          (ii) Purchaser shall pay all costs, expenses, disbursements and fees, including fees and expenses of Purchaser's counsel and of printing and furnishing copies of the prospectuses, in connection with the one registration statement initiated pursuant to the


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

     provisions of this Section 11(c), and also including all costs, expenses, disbursements and fees required to keep such registration statement current for a period of up to nine months, but excluding those costs described in
     Section 11(b)(iii) above. Notwithstanding the foregoing, Purchaser shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 11(c) if the registration request is subsequently withdrawn by the Holder unless such withdrawal results from a material decline in the market price of the Common Stock for reasons that were not foreseen by Purchaser and disclosed to the Holder within 10 days after the request for such registration is made to Purchaser. If the Holder's request under this Section 11(c) is made at a time when the Purchaser's nine month financial statements are no longer usable in a registration statement pursuant to applicable SEC regulations, but the Purchaser's year-end financial statements are not yet completed and are not required to be completed pursuant to applicable SEC regulations, the Holder shall bear the additional costs and fees of the Purchaser's auditors which may result from the Purchaser's inability to use year-end financial statements in the registration statement initially filed pursuant to the Holder's request, unless the Purchaser would ordinarily be required to incur such costs to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended.

          (iii) It is understood that Purchaser shall not be required to file more than one registration statement pursuant to this Section 11(c).

          (iv) It is also understood that if the registration statement pertains to an underwritten offering, Purchaser shall have the right to postpone or withdraw any registration effected pursuant to this Section 11(c) without obligation to the Holder upon the advice of the managing underwriter that such postponement or withdrawal is in the best interests of Purchaser.

          d. Indemnification and Contribution.

               (1) In connection with any registration statement filed pursuant to this Section 11, the Purchaser shall indemnify and hold harmless each of the Holder, its officers and directors and each person who controls the Holder within the meaning of the 1933 Act against any and all losses, claims, damages or liabilities and expenses whatsoever as incurred, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any untrue or alleged untrue statement of material fact contained in the registration statement, or any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified person, as incurred, for any legal or other expense reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that (i) the Purchaser will not be liable in any case to the extent that any loss, claim, damage, liability or expenses arises out of or is based upon any such untrue or alleged untrue statement or any such omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Purchaser by or on behalf of the Holder specifically for inclusion therein and (ii) the foregoing indemnity with respect to any untrue statement or alleged untrue statement or any omission or alleged omission made in any preliminary prospectus relating to the registration statement shall not inure to the benefit of the Holder (or any person controlling it) from whom the person asserting any such loss, claim, damage or liability purchases any of the Registerable Securities that are the subject thereof if such person did not receive a copy of the final prospectus (or the final prospectus as supplemented) at or prior to the written confirmation of the sale of such Registerable Securities to such person and the untrue statement or omission contained in the preliminary prospectus was corrected in the final prospectus (or the final prospectus as supplemented).


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

               The Purchaser also agrees to indemnify or contribute to losses of, as provided in paragraph 4 below, any underwriters of Registerable Securities registered under the registration statement, their officers and directors and each person, if any, who controls any such underwriter (within the meaning of the 1933 Act) on substantially the same basis as that of the indemnification of the Holder provided in this paragraph and shall, if requested by the Holder, enter into an underwriting agreement reflecting such agreement.

               (2) The Holder shall indemnify and hold harmless the Purchaser, its directors and officers and each person, if any, who controls the Purchaser (within the meaning of the 1933 Act) against any and all losses, claims, damages, liabilities and expenses described in the indemnity contained in paragraph 1 above, as incurred, resulting from any untrue or alleged untrue statement of material fact contained in the registration statement or any amendment thereof or supplement thereto or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent, that such loss, claim, damage, liability or expense relates to or arises from information relating to the Holder furnished in writing by the Holder specifically for use in the registration statement; provided, however, that the obligation to indemnify will be individual to the Holder and will be limited to the amount of net proceeds received by the Holder from the sale of Registerable Securities pursuant to the registration statement.

               (3) Any person entitled to indemnification hereunder shall give notice as promptly as reasonably practicable to each indemnifying party of any claim or action commenced against it in respect of which indemnity may be sought hereunder; provided, however, that failure to so notify an indemnifying party shall not relieve such indemnifying party from any obligation that it may have pursuant to this Section except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; provided further, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than on account of this indemnity agreement. If any such claim or action shall be brought against an indemnified party, the indemnified party shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 11 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that an indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm of attorneys (in addition to any local counsel) at any one time for all such indemnified party or parties. Each indemnified party, as a condition to the indemnity agreements contained in paragraphs 1 and 2 above, shall use all reasonable efforts to cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement or any such action effected without its written consent, but if settled with its written consent or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

               (4) If a claim by an indemnified party for indemnification under this Section 11 is found unenforceable in a final judgment by a court of competent jurisdiction (not subject to further appeal or review) even though the express provisions hereof provide for indemnification in such case, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions that resulted in such losses as well as any other relevant equitable considerations.


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

          The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any losses shall be deemed to include, subject to the limitations set forth in paragraph 3 above, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceedings.

               The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph 4 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section, an indemnifying party that is the Holder shall not be required to contribute any amount in excess of the amount by which the total price at which the Registerable Securities sold by the Holder and distributed to the public were offered to the public exceeds the amount of any damages that the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to any contribution from any person who was not guilty of such fraudulent misrepresentation.

          e. Obligations. Whenever required under either Section 11(b) or
Section 11(c) to use its best efforts to effect the registration of any Registerable Securities, the Purchaser shall, as expeditiously as reasonably possible:

          (i) Prepare and file with the SEC a registration statement with respect to such Registerable Securities and use its best efforts to cause such registration statement to become and remain effective for a period of up to nine months in the event of a registration statement filed pursuant to Section 11(c) hereof and 15 months in the event of a registration statement filed pursuant to Section 11(b) hereof.

          (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

          (iii) Furnish to the Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as the Holder may reasonably request in order to facilitate the disposition of Registerable Securities owned by it.

          (iv) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement; provided, that the Purchaser shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdiction.

          f. Assignment. The registration rights granted pursuant to this
Section 11 are not assignable other than to the Permitted Assignee.

          g. Information. It shall be a condition precedent to the obligations of the Purchaser under this Section 11 that the Holder shall furnish to Purchaser such information regarding it, the Registerable Shares and the intended method of disposition of such securities as the Purchaser or any underwriter shall reasonably request and as shall be required in connection with the action to be taken by the Purchaser.

          h. Limitation. Notwithstanding any provision herein to the contrary, the Holder shall not have the right to cause any Registerable Shares to be registered pursuant to this Section 11 if the Purchaser shall have received a written statement from the SEC to the effect that the staff of the SEC will take no action if such Registerable Shares are sold without registration under the 1933 Act or if, in the written opinion of counsel to Purchaser, the Registerable Shares desired to be sold by the Holder may, at the time a registration request is made by the Holder, be sold in accordance with Rule 144 of the SEC within any ninety day period or may otherwise be sold without registration under the 1933 Act.

          i. Lock-Up. Notwithstanding the registration rights granted above, the Holder agrees that in the event of a registration effected pursuant to paragraph
(b) above, it will not sell any Registerable Shares pursuant to the registration statement for a period of 90 days after the effectiveness of such registration statement, after which the Holder shall be permitted to sell an additional 25% of its Registerable Shares during each subsequent 90 day period. In the event of a registration effected pursuant to paragraph (c) above, the Holder will not be subject to any lock-up restriction on its ability to sell the Registerable Securities.

     12. Entire Agreement: This Agreement together with the related exhibits, schedules and other documents referred to herein (including without limitation the Settlement Agreement), constitutes the entire understanding between the parties hereto with respect to the sale of the Shares. This Agreement may not be amended except by an instrument in writing, duly executed by all the parties hereto. All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors and assigns of the parties hereto.

     13. Press Release: AGP, upon execution of this Agreement, shall immediately publish a press release announcing the transaction contemplated by this Agreement, which press release shall be reviewed in advance by Purchaser. Upon the execution of this Agreement and the occurrence of the Closing, AGP shall make all required regulatory filings, including without limitation any filings with the Securities and Exchange Commission.

     14. The Law of the Contract: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

     15. Notices: All notices, requests, waivers, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if sent by United States certified or registered mail, postage prepaid, return receipt requested:

  AGP:            551 Fifth Avenue
                  New York, New York  10017
                  Attention:  President

  Robmar:         c/o AGP and Company, Inc.
                  551 Fifth Avenue
                  New York, New York  10017
                  Attention:  President

         with a copy to:

                  Steven D. Dreyer, Esq.
                  Hall, Dickler, Kent, Friedman & Wood
                  909 Third Avenue
                  New York, New York  10022-4731

  Purchaser:      551 Fifth Avenue, Suite 1501
                  New York, New York  10017
                  Attention:  President

         with a copy to:

                  Peter H. Ehrenberg, Esq.
                  Lowenstein, Sandler, Kohl, Fisher & Boylan
                  65 Livingston Avenue
                  Roseland, New Jersey  07068

or such other addresses as shall be specified from time to time (in compliance with the requirements of this Section 15 for the giving of notice) by the parties entitled to receive such notices.

     16. Counterparts: This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

     17. Pronouns: Pronouns used herein shall be deemed to include the masculine, feminine or neuter, singular or plural, as their contexts may require.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written and intending to be fully bound, hereby accept and agree to all of the foregoing terms.

                                            SOCIAL EXPRESSIONS
                                                ACQUISITION CORPORATION

                                            By: /s/ Omar Peraza
                                               ---------------------------------
                                                Omar Peraza, President


                                            AGP AND COMPANY, INC.

                                            By: /s/ Steven W. Bingaman
                                               ---------------------------------
                                                Steven W. Bingaman, Pres.

                                            ROBMAR CORPORATION

                                            By: /s/ Omar Peraza
                                               ---------------------------------
                                                Omar Peraza, President

                                                      Dated:____________________

                          SUBORDINATED PROMISSORY NOTE

$2,500,000                                                    New York, New York

     For value received, Social Expressions Corporation, a Delaware Corporation with offices at 551 Fifth Avenue, Suite 1501, New York, New York 10176 (the "Obligor"), hereby executes this Subordinated Promissory Note (the "Note"), and promises to pay to the order of Robmar Corporation (the "Holder"), c/o AGP and Company, Inc. at 551 Fifth Avenue, Suite 1625, New York, New York, in lawful money of the United States of America, in immediately available funds, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND dollars ($2,500,000) (the "Principal Amount"), plus interest at the rate of ten percent (10%) per annum as follows:

          (a) No payments will be due under this Note from the date hereof until ___________, 1997, and there shall be no accrual of interest during such period;

          (b) Beginning on ___________, 1997 and ending on ___________, 1998,
Obligor will make 12 monthly payments of interest only on the Principal Amount at the interest rate set forth above; and

          (c) Beginning on ___________, 1998 and continuing monthly thereafter through and including ___________, 2006 (the "Maturity Date"), the Principal Amount, together with all interest accruing thereon, shall be paid on a self-amortizing basis by paying 96 level payments of $____. The unpaid balance, if any, of the Principal Amount, together with all accrued but unpaid interest on the Principal Amount, shall be due and payable on the Maturity Date.

     1. The obligation of Obligor evidenced by this Note, and all payments due hereunder, are subordinate to all existing secured institutional indebtedness of the Obligor, as of the date of issuance hereof and to all secured institutional indebtedness which Obligor may incur hereafter.

     2. As used herein, secured institutional indebtedness means any borrowing, credit facility or obligation otherwise owed to a bank, savings bank, trust company, insurance company, investment firm or other entities in the business of making commercial loans, which borrowing, credit facility or obligation is secured by collateral. The Obligor shall have the right to renew or extend its present credit facilities, to refinance them and to incur new secured institutional indebtedness, all of which obligations shall be senior to this Note, without the consent of the Holder. The Obligor's right to incur unsecured indebtedness shall remain unaffected by this Note.

     3. The Holder shall have no claims against individuals for liability imposed, by statute or otherwise, upon present or future stockholders, directors or officers of the Obligor.

     4. There are no conditions of default which shall have the effect of giving the Holder the right to accelerate the Maturity Date hereof or any of the payments described under this Note other than Obligor's failure to make any required payment when due under this Note, provided that such failure to pay has not been cured within 30 days after the applicable due date.

     5. The Obligor reserves the right to pay all or any portion of the Principal Amount of this Note at any time, and to redeem said Note in accordance with the Stock Purchase Agreement, dated October __, 1996, among the Obligor, the Holder and AGP and Company, Inc.

     6. This Note shall be binding on the Obligor and its successors and assigns.

                                      SOCIAL EXPRESSIONS
                                        ACQUISITION CORPORATION

                                      By:_________________________


                                       -2-